Exhibit 99.2

These materials are important and require your immediate attention. The shareholders of Gold Basin Resources Corporation are required to make important decisions. If you have questions as to how to deal with these documents or the matters to which they refer, please contact your financial, legal or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

DISSIDENT PROXY CIRCULAR

TO BE USED IN CONNECTION WITH THE ANNUAL

GENERAL MEETING OF SHAREHOLDERS

OF

GOLD BASIN RESOURCES CORPORATION

TO BE HELD ON MARCH 16, 2026

FOR THE SOLICITATION OF PROXIES BY AND ON BEHALF OF:

CANEX Metals Inc.

(THE “CONCERNED SHAREHOLDER”)

This Dissident Proxy Circular Solicits Proxies in Favour of the Concerned Shareholder.

The Concerned Shareholder urges all Gold Basin Resources shareholders to

VOTE ONLY YOUR “GOLD” PROXY BY MARCH 12, 2026 AT 10:00 A.M. (VANCOUVER TIME) TO MOVE GOLD BASIN RESOURCES FORWARD AND TAKE BACK CONTROL OF YOUR INVESTMENT

February 23, 2026

If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

GOLD BASIN RESOURCES CORPORATION

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders:

As a concerned shareholder of Gold Basin Resources Corporation (“Gold Basin” or the “Company”), CANEX Metals Inc. (the “Concerned Shareholder” or “CANEX”) is asking for your vote at the Annual General Meeting of holders (each, a “Shareholder”) of common shares (“Shares”) of the Company scheduled to be held on March 16, 2026 at 10:00 a.m. (Vancouver time) at the offices of Borden Ladner Gervais LLP, 1200 Waterfront Center, 200 Burrard Street, Vancouver, British Columbia (the “Meeting”).

This is an important Meeting for shareholders of Gold Basin because your investment in Gold Basin is at risk.

Background to this Solicitation

On August 28, 2025, CANEX launched a formal takeover bid (the “CANEX Bid”) to acquire all of the issued and outstanding common shares of Gold Basin. The consideration offered was 0.592 of a common share of CANEX for each Share, structured as a share-for-share exchange. Additional details regarding the CANEX Bid can be found in CANEX’s takeover bid circular dated August 28, 2025 filed on SEDAR+ (the “CANEX Bid Circular”).

On January 29, 2026 the CANEX Bid was announced as successful with CANEX initiating take up of 51.06% of the Gold Basin Shares. Concurrently, CANEX sent a letter to the directors of Gold Basin making clear that a majority of shareholders had lost confidence in the Board and since CANEX now had a controlling position, sought to coordinate an orderly and dignified transition of leadership, in order to spare Shareholders unnecessary expense. Instead, the Board refused to accept the will of the Shareholders. As a result, CANEX was forced to seek a court order from the Supreme Court of British Columbia (the “Court”) calling the Meeting. The outcome is assured by CANEX’s majority control position.

On February 11, 2026, the Honourable Mr. Justice Paul Walker of the Court issued an order (the “Order”) directing, among other things, that: (i) an annual general meeting of the shareholders of the Company be called and held on March 16, 2026; (ii) CANEX may send notice of the Meeting and conduct the Meeting in the same manner as a meeting called by the directors of the Company; (iii) Steven McKoen, K.C. be appointed as independent chair of the Meeting; (iv) the Company take all steps necessary to correct its central securities register, including in respect of shares tendered in connection with CANEX’s take-over bid; and (v) the Company be restrained, until the conclusion of the Meeting, from transacting business other than that necessary to cooperate in convening the Meeting, without prior court approval.

In issuing the Order, Justice Walker expressly noted that he was greatly troubled by the actions taken by the Company’s Board that, on their face, breached an earlier restraining order of the Court pronounced on February 2, 2026.

Urgent Need for the Change

Gold Basin has been in crisis for the past year. Instead of a capable board working to create value for Shareholders, the Board has been directly responsible for diminishing and paralyzing Shareholders’ investment in Gold Basin, showing a flagrant disregard for securities laws, continuous disclosure obligations, and basic corporate governance principles. At every step of the way over the past year, the Board has acted not to protect shareholders or remedy deficiencies, but to obstruct, entrench and encumber, frequently through related-party transactions. The reasons for the urgency of making a change to the Board are stark:

•	No Liquidity. On May 6, 2025, the British Columbia Securities Commission imposed a cease-trade order against the Company’s shares (the “Cease Trade Order”). The next day, the Canadian Investment Regulatory Organization imposed a halt in trading of the Company’s shares (the “Halt”) on the TSX Venture Exchange (“TSXV”). The Board has yet to provide Shareholders with any estimate of when a revocation of the Cease Trade Order and the Halt can be expected, if at all.

•	Massive Value Destruction. The Company generated negative total shareholder returns of -43.75% in the year prior to the Cease Trade Order. During the same time period, the MVIS Global Junior Gold Miners Index (“MVGDXJ”) had a total return of 58.54%. Since the Cease Trade Order, the Company’s shareholders have not benefitted from a remarkable bull run for gold, where the MVGDXJ has returned a further 117.38% while Gold Basin Shareholders have been left on the sidelines.

•	No Financial Statements. The Company has not filed financial statements for any period since September 2024 - 16 months ago - in contravention of securities laws.

•	Disenfranchisement of Shareholders’ Voting Rights. The Company has not held an annual general meeting of shareholders for 20 months, in breach of corporate law requirements. The Board lacks any mandate from shareholders.

•	Failure to File Corporate Reports. The Company is not in good standing with British Columbia Registry Services, as no annual report has been filed since November 24, 2022. Under the Business Corporations Act (British Columbia), if a company fails to file its annual reports or other required documents for two consecutive years it may be struck by the Registrar of Companies, dissolved and cease existence as a corporation.

•	No Auditor. The Company’s auditor, Manning Elliott LLP, resigned on June 28, 2025. Seven months later, no successor firm has been named.

•	No Transfer Agent. The Company’s transfer agent, TSX Trust Company, resigned on August 21, 2025. On February 2, 2026, in response to a petition by CANEX, the Court ordered that TSX Trust Company be reinstated as Gold Basin’s transfer agent and registrar in connection with the CANEX bid.

•	No CFO. Chief Financial Officer, Stephen Pearce, resigned on September 25, 2025. Despite a TSXV requirement that listed issuers must have a CFO, four months later the Company has not named a successor.

•	No Corporate Secretary. Mr. Pearce was also acting as Corporate Secretary at the time of his resignation. Despite a TSXV requirement that listed issuers must have a Corporate Secretary, four months later the Company has not named a successor.

•	Conveyance of Only Mineral Asset to a Related Party. On April 28, 2025, the Company announced that it had executed a binding farm-in agreement (the “Helix Farm-In Agreement”) granting a related party, Helix Resources Limited (“Helix”), the right to earn up to 40% of its sole mineral property, the Gold Basin Project, and acquire a 1% net smelter royalty over the Gold Basin Project in consideration for the issuance of 150 million Helix shares (the “Helix Transaction”). The Company provided no evidence to shareholders that the consideration offered in the Helix Transaction is fair or reasonable, failed to publicly disclose the related party nature of the Helix Transaction, failed to file a material change report in respect of the Helix Transaction or a copy of the Helix Farm-In Agreement as required under securities law, and did not obtain required TSXV approval of the Helix Transaction.

•	Encumbrance of Only Mineral Asset by a Related Party. On January 19, 2026, the Company announced the updated terms of an unsecured loan in the amount of USD $500,000 (the “Loan”) received from a related party, Charrua Capital LLC (“Charrua Capital”). Under the updated terms of the Loan, a portion of the Gold Basin Project has been put up as security. The Company has announced no plan for repaying the stated amount of approximately C$856,730 (USD $617,652) owing on the Loan, which is due March 31, 2026. The Company failed to publicly disclose the related party nature of the Loan or the update, failed to file a material change report in respect of the Loan or the update or a copy of the Loan or update documents as required under securities law, and did not obtain required TSXV approval of the Loan or update. Further, the Loan update was a transparently improper defensive tactic, in violation of securities policies, as it was announced on January 19, 2026, when the CANEX Bid was scheduled to expire and which the Board knew had over 47% support and was likely to succeed.

•	Litigation. The Company has been named as a defendant in a lawsuit commenced by Harris Exploration Drilling & Associates in respect of a claim for outstanding payments of USD $285,193. The Company’s former Chief Financial Officer, Corporate Secretary and a former director, Mark Lotz, has filed a notice of civil claim against the Company for breach of a debt settlement agreement relating to $62,757.53 for unpaid directors fees. The Company’s auditors, Manning Elliott LLP, filed a notice of civil claim against the Company for unpaid fees for accounting services of $77,065.14.

Voting

If you are a registered Shareholder, we encourage you to vote by completing the enclosed GOLD form of proxy. You should specify your choices by marking the boxes on the enclosed form of proxy and by dating, signing and returning your proxy by mail utilizing the enclosed return envelope addressed to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4, or by scanning and emailing your completed GOLD form of proxy to assistance@laurelhill.com at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement thereof, at which the proxy is to be used. In this case, assuming no adjournment or postponement of the Meeting, the proxy cut-off time is on Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time). Please do this as soon as possible. Voting by proxy will not prevent you from voting in person if you wish to attend the Meeting in person and revoke your proxy, but will ensure that your vote will be counted if you are unable to attend.

If you are not registered as the holder of your Shares but hold your Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary in order to vote your Shares. See the section in the Dissident Circular entitled “Proxies and Voting Rights” for further information on how to vote your Shares.

Vote ONLY the GOLD proxy as soon as possible. Votes received after the proxy cut-off time may not be counted.

I look forward to seeing you at the Meeting and speaking with you about how we can secure the future of Gold Basin and your investment together.

The time has come to provide Gold Basin with the direction and leadership it requires through a strengthened, Shareholder-focused board.

If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Sincerely,

CANEX Metals Inc.

(Signed) “Shane W. Ebert”
Dr. Shane W. Ebert, P. Geo.
President and Chief Executive Officer

GOLD BASIN RESOURCES CORPORATION

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 16, 2026

NOTICE is hereby given by the Concerned Shareholder that an annual general meeting (the “Meeting”) of the holders of common shares (the “Shares”) of Gold Basin Resources Corporation (“Gold Basin” or, the “Company”) will be held in Vancouver, British Columbia, at 1200 Waterfront Centre, 200 Burrard St., on the 16th day of March, 2026 at 10:00 a.m. (Vancouver time) for the following purposes:

(a)	to receive and consider the audited financial statements of the Company for the fiscal year ended December 31, 2024, together with the independent auditor’s report thereon;

(b)	to appoint the auditors of the Company to hold office until the close of the next annual meeting and to authorize the directors of the Company to fix the remuneration to be paid to the auditors;

(c)	to consider and if thought advisable, to pass an ordinary resolution fixing the size of the Board at five (5) directors;

(d)	to consider and if thought advisable, to pass five (5) ordinary resolutions electing each of the following nominees as directors of the Board (the “Appointment Resolutions”):

John Robins
James Paterson
Shane Ebert
Mark Ernst
Jordan Ross

(e)	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

This solicitation of proxies is made by the Concerned Shareholder. THIS SOLICITATION OF PROXIES IS MADE BY AND ON BEHALF OF CANEX METALS INC.

The record date for determination of Shareholders entitled to receive notice of and to attend and vote at the Meeting is February 23, 2026 (the “Record Date”). Only Shareholders whose names have been entered in the register of Shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting. A Shareholder may attend the Meeting in person or may be represented by Proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof.

If you are a registered Shareholder we encourage you to vote by completing the enclosed GOLD form of proxy. You should specify your choice by marking the box on the enclosed form of proxy and by dating, signing and returning your proxy by mail utilizing the enclosed return envelope addressed to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4, or by scanning and emailing your completed GOLD form of proxy to assistance@laurelhill.com at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement thereof, at which the proxy is to be used. In this case, assuming no adjournment or postponement of the Meeting, the proxy cut-off time is on Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time). Please do this as soon as possible. Voting by proxy will not prevent you from voting in person if you wish to attend the Meeting in person and revoke your proxy, but will ensure that your vote will be counted if you are unable to attend.

If you are not registered as the holder of your Shares but hold your Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary in order to vote your Shares. See the section in the Dissident Circular entitled “Proxies and Voting Rights” for further information on how to vote your Shares.

DATED at Vancouver, British Columbia this 23rd day of February, 2026.

ON BEHALF OF THE CONCERNED SHAREHOLDER

(Signed) “Shane W. Ebert”
Dr. Shane W. Ebert, P. Geo.
President and Chief Executive Officer CANEX Metals Inc.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

Q:	Where and when is the Meeting?

A:	The Meeting is scheduled to be held on March 16, 2026 at 10:00 a.m. (Vancouver time) at the offices of Borden Ladner Gervais LLP, 1200 Waterfront Center, 200 Burrard Street, Vancouver, British Columbia.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on February 23, 2026 are entitled to receive notice and vote at the Meeting. Each Share is entitled to one vote on those items of business identified in the Notice of Meeting sent by the Company.

Q:	Can I appoint someone other than the Concerned Shareholder’s representatives to vote my Shares?

A:	Yes, you may appoint someone other than the Concerned Shareholder’s representatives to vote your Shares. If you desire to designate as proxyholder a person or company other than the Concerned Shareholder’s representatives to vote your Shares, please strike out their names and write the name of the person, who need not be a Shareholder, in the blank space provided in the form of proxy or by completing another proxy form. It is important to ensure that any other person so appointed is aware that he or she has been appointed to vote your Shares and MUST attend the Meeting in order to vote your Shares.

Q:	If my Shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other) how do I vote?

A:

Shareholders who do not hold their Shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Shares can be recognized and acted upon at the Meeting.

If Shares are listed in an account statement provided to a Shareholder by a bank, broker or trust company, then in almost all such cases those Shares are not registered in the Shareholder’s name on the records of the Company. Such Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Shares are registered under the name CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). The Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. These instructions almost certainly came to you by way of a document a GOLD Voting Instruction Form, or “VIF”.

If you wish to vote FOR the Concerned Shareholder Nominees, please carefully follow the instructions on GOLD VIF. Most Beneficial Shareholders will have received a 16-digit control number on their GOLD VIF, which can be used to vote online at www.proxyvote.com, at the toll-free number listed on the GOLD VIF, or by completing and returning the completed GOLD VIF using the enclosed return envelope.

If you have already filled out a VIF and you wish to change the way you have previously voted on a VIF, you may submit a later dated VIF or contact your broker, bank or trust company and ask for the opportunity to change your instructions.

If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Q:	How will my proxy be voted?

A:

You may indicate on the proxy form how you want your proxyholder to vote your Shares, or you can let your proxyholder decide for you. If you specify on the proxy form how you want your Shares to be voted on a particular resolution (by indicating FOR or AGAINST, as applicable), then your proxyholder must vote your Shares accordingly.

If you have not specified on the proxy form how you want your Shares to be voted on a particular resolution, then your proxyholder may vote your Shares as he or she sees fit. If you do not specify a choice with respect to voting on the matters below, the Shares represented by the form of proxy attached will be voted: (1) FOR the appointment of Manning Elliott LLP, Chartered Professional Accountants, as auditors of the Company; (2) FOR setting the number of directors to be elected at the Meeting at five (5); and (3) FOR the election of the Concerned Shareholder Nominees, namely John Robins, James Paterson, Shane Ebert, Mark Ernst and Jordan Ross, as directors of the Company.

Q:	Who are CANEX and Dr. Shane Ebert?

A:

CANEX is a Gold Basin’s largest and controlling Shareholder and is taking the initiative to make immediate changes to the Board. CANEX is a Canadian junior exploration company that has spent the past six years advancing its 100% owned Gold Range Project in Northern Arizona, located directly adjacent to Gold Basin’s property. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

CANEX intends to acquire the remaining Gold Basin Shares through a Subsequent Acquisition Transaction, as defined in the CANEX Bid documents, with the goal of consolidating a highly prospective oxide gold district in northern Arizona. The combination of Gold Basin’s assets with CANEX’s existing Gold Range Project will create operational and overhead efficiencies while accelerating exploration, resource definition, and potential development across the district.

Dr. Shane W. Ebert, P.Geo., is an experienced exploration geologist and mining executive with over 30 years of international experience in gold, copper, and base-metal exploration. He is the Executive Chairman and President of CANEX, where he has led the company since 2002, guiding its exploration strategy and project development efforts in North America.

Q:	Why is the Concerned Shareholder seeking to replace the Board?

A:

The Concerned Shareholder believes that the Board needs to be replaced, specifically, the Concerned Shareholder notes the following failures of the Company under the current Board’s tenure:

•      No Liquidity. On May 6, 2025, the British Columbia Securities Commission imposed a cease-trade order against the Company’s shares (the “Cease Trade Order”). The next day, the Canadian Investment Regulatory Organization imposed a halt in trading of the Company’s shares (the “Halt”) on the TSX Venture Exchange (“TSXV”). The Board has yet to provide Shareholders with any estimate of when a revocation of the Cease Trade Order and the Halt can be expected, if at all.

•      Massive Value Destruction. The Company generated negative total shareholder returns of -43.75% in the year prior to the Cease Trade Order. During the same time period, the MVIS Global Junior Gold Miners Index (“MVGDXJ”) had a total return of 58.54%. Since the Cease Trade Order, the Company’s shareholders have not benefitted from a remarkable bull run for gold, where the MVGDXJ has returned a further 117.38% while Gold Basin Shareholders have been left on the sidelines.

•      No Financial Statements. The Company has not filed financial statements for any period since September 2024 - 16 months ago - in contravention of securities laws.

•      Disenfranchisement of Shareholders’ Voting Rights. The Company has not held an annual general meeting of shareholders for 20 months, in breach of corporate law requirements. The Board lacks any mandate from shareholders.

•      Failure to File Corporate Reports. The Company is not in good standing with British Columbia Registry Services, as no annual report has been filed since November 24, 2022. Under the Business Corporations Act (British Columbia), if a company fails to file its annual reports or other required documents for two consecutive years it may be struck by the Registrar of Companies, dissolved and cease existence as a corporation.

•       No Auditor. The Company’s auditor, Manning Elliott LLP, resigned on June 28, 2025. Seven months later, no successor firm has been named.

•      No Transfer Agent. The Company’s transfer agent, TSX Trust Company, resigned on August 21, 2025. On February 2, 2026, in response to a petition by CANEX, the Court ordered that TSX Trust Company be reinstated as Gold Basin’s transfer agent and registrar in connection with the CANEX bid.

•      No CFO. Chief Financial Officer, Stephen Pearce, resigned on September 25, 2025. Despite a TSXV requirement that listed issuers must have a CFO, four months later the Company has not named a successor.

•      No Corporate Secretary. Mr. Pearce was also acting as Corporate Secretary at the time of his resignation. Despite a TSXV requirement that listed issuers must have a Corporate Secretary, four months later the Company has not named a successor.

•      Conveyance of Only Mineral Asset to a Related Party. On April 28, 2025, the Company announced that it had executed a binding farm-in agreement (the “Helix Farm-In Agreement”) granting a related party, Helix Resources Limited (“Helix”), the right to earn up to 40% of its sole mineral property, the Gold Basin Project, and acquire a 1% net smelter royalty over the Gold Basin Project in consideration for the issuance of 150 million Helix shares (the “Helix Transaction”). The Company provided no evidence to shareholders that the consideration offered in the Helix Transaction is fair or reasonable, failed to publicly disclosed the related party nature of the Helix Transaction, failed to file a material change report in respect of the Helix Transaction or a copy of the Helix Farm-In Agreement as required under securities law, and did not obtain required TSXV approval of the Helix Transaction.

•      Encumbrance of Only Mineral Asset by a Related Party. On January 19, 2026, the Company announced the updated terms of an unsecured loan in the amount of USD $500,000 (the “Loan”) received from a related party, Charrua Capital LLC (“Charrua Capital”). Under the updated terms of the Loan, a portion of the Gold Basin Project has been put up as security. The Company has announced no plan for repaying the stated amount of approximately C$856,730 (USD $617,652) owing on the Loan, which is due March 31, 2026. The Company failed to publicly disclose the related party nature of the Loan or the update, failed to file a material change report in respect of the Loan or the update or a copy of the Loan or update documents as required under securities law, and did not obtain required TSXV approval of the Loan or update. Further, the Loan update was a transparently improper defensive tactic, in violation of securities policies, as it was announced on January 19, 2026, when the CANEX Bid was scheduled to expire and which the Board knew had over 47% support and was likely to succeed.

•      Litigation. The Company has been named as a defendant in a lawsuit commenced by Harris Exploration Drilling & Associates in respect of a claim for outstanding payments of USD $285,193. The Company’s former Chief Financial Officer, Corporate Secretary and a former director, Mark Lotz, has filed a notice of civil claim against the Company for breach of a debt settlement agreement relating to $62,757.53 for unpaid directors fees. The Company’s auditors, Manning Elliott LLP, filed a notice of civil claim against the Company for unpaid fees for accounting services of $77,065.14.

Q:	Why are the Concerned Shareholder Nominees well suited to maximize value for the Shareholders of Gold Basin?

A:	The Concerned Shareholder Nominees all have extensive experience in the Canadian public markets and 4 of the 5 nominees have specific knowledge and experience relating to the Gold Range and Gold Basin projects. The experienced nominees have strong leadership skills that will be aligned with Shareholder’s interest, and are prepared to implement required changes to unlock value for Shareholders.

Q:	Who should I contact if I have additional questions?

A:	If you have questions or need assistance voting your shares, please contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

DISSIDENT PROXY CIRCULAR

INTRODUCTION

The information contained in this Dissident Circular is furnished to the Shareholders in connection with the solicitation of proxies by and on behalf of CANEX to be used at the Meeting of the Shareholders to be held in Vancouver, British Columbia, at 1200 Waterfront Centre, 200 Burrard Street, at 10:00 a.m. (Vancouver time) on March 16, 2026 and at all adjournments thereof, for the purposes set forth in the Notice which accompanies this Dissident Circular. Proxies may be solicited by mail, telephone, fax or other electronic means and in person, as well as by newspaper or other media advertising. In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Shares held of record by such persons. The Concerned Shareholder may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Concerned Shareholder.

The solicitation of proxies by this Dissident Circular is being made by and on behalf of the Concerned Shareholder. Section 167(10) of the Business Corporations Act (British Columbia) provides that unless the Shareholders otherwise resolve at the Meeting, the Company shall reimburse the Concerned Shareholder the expenses reasonably incurred by it in requisitioning, calling and holding the Meeting.

No person is authorized to give information or to make any representations other than those contained in this Dissident Circular and, if given or made, such information or representations must not be relied upon as having been authorized by the Concerned Shareholder to be given or made.

PROXIES AND VOTING RIGHTS

This Dissident Circular and the accompanying form of proxy are furnished in connection with the solicitation by and on behalf of the Concerned Shareholder of proxies to be used at the Meeting.

The persons designated in the accompanying forms of proxy, being Dr. Shane Ebert, and Barbara O’Neill, have been selected by the Concerned Shareholder and have agreed to represent, as proxyholders, Shareholders appointing them. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON OR ENTITY (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM, HER OR IT AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY. A proxy will not be valid unless the completed form of proxy is received by Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4 or assistance@laurelhill.com at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement thereof, at which the proxy is to be used. In this case, assuming no adjournment or postponement of the Meeting, the proxy cut-off time is on Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time).

IN ALL CASES, THE PROXY MUST BE RECEIVED AT LEAST FORTY-EIGHT (48) HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

A Shareholder forwarding the accompanying proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the Shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The Shares represented by the proxy will be voted in accordance with the directions, if any, given in the proxy.

This solicitation of proxies is made by the Concerned Shareholder. THIS SOLICITATION OF PROXIES IS NOT MADE BY OR ON BEHALF OF THE CURRENT MANAGEMENT OF GOLD BASIN.

IF YOU SUPPORT THE CONCERNED SHAREHOLDER, ONLY USE THE GOLD FORM OF PROXY ENCLOSED WITH THIS DISSIDENT CIRCULAR. IF YOU PREVIOUSLY RETURNED A MANAGEMENT PROXY, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. SIMPLY SIGN, DATE AND RETURN THE CONCERNED SHAREHOLDER’S GOLD PROXY. A TIMELY DELIVERED, LATER-DATED PROXY AUTOMATICALLY REVOKES AND SUPERSEDES A PREVIOUSLY COMPLETED PROXY.

IF YOU ARE NOT A REGISTERED SHAREHOLDER, YOU PROBABLY HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER INTERMEDIARY AND WILL HAVE RECEIVED A GOLD VIF. YOU MUST FOLLOW THE INSTRUCTIONS ON THE GOLD VIF. MOST BENEFICIAL SHAREHOLDERS WILL HAVE RECEIVED A 16-DIGIT CONTROL NUMBER ON THEIR GOLD VIF, WHICH CAN BE USED TO VOTE ONLINE AT WWW.PROXYVOTE.COM, AT THE TOLL-FREE NUMBER LISTED ON THE GOLD VIF, OR BY COMPLETING AND RETURNING THE COMPLETED GOLD VIF USING THE ENCLOSED RETURN ENVELOPE.

PURPOSE OF THE SOLICITATION

The Concerned Shareholder is demanding change, starting with the election of five new directors to the Board at the Meeting. The Concerned Shareholder has lost confidence in the current Board, and believes that the current directors have not been acting in the best interests of the Company or its Shareholders.

The Concerned Shareholder is soliciting proxies to elect the five nominees of the Concerned Shareholder (the “Concerned Shareholder Nominees”), namely John Robins, James Paterson, Shane Ebert, Mark Ernst and Jordan Ross, as directors of the Company.

This solicitation of proxies is made by the Concerned Shareholder and is NOT made by or on behalf of the management of Gold Basin.

Proxies may be solicited by mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by directors, officers and employees of the Concerned Shareholder who will not be specifically remunerated therefor. In addition, the Concerned Shareholder may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws. The Concerned Shareholder has engaged Laurel hill Advisory Group as its strategic communications advisor and proxy solicitation agent. The costs incurred in the preparation and mailing of this Dissident Circular and the solicitation will be borne directly and indirectly by the Concerned Shareholder. The Concerned Shareholder has not yet determined whether it intends to seek reimbursement from the Company of such solicitation expenses.

The Concerned Shareholder recommends that you vote:

1.	FOR the appointment of Manning Elliott LLP, Chartered Professional Accountants, as auditors of the Company;

2.	FOR setting the number of directors to be elected at the Meeting at five (5); and

3.	FOR the election of the Concerned Shareholder Nominees, namely John Robins, James Paterson, Shane Ebert, Mark Ernst and Jordan Ross, as directors of the Company.

The Concerned Shareholder has great confidence that you will judge the current Board by its track record of disappointing corporate performance. With your help, we hope to achieve a result at the Meeting that will serve the interests of all stakeholders by strengthening the Board. See “Particular Matters to be Acted Upon” for more information.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Dissident Circular constitute forward-looking statements. The words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions as they relate to the Concerned Shareholder, Gold Basin or the future Board of Gold Basin, are intended to identify forward-looking statements. Such statements reflect the Concerned Shareholder’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause Gold Basin’s actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those described herein should one or more of these risks or uncertainties materialize. Such factors include, but are not limited to, general economic and market conditions, changes in law, actions of competitors, and the ability to implement business strategies and pursue business opportunities.

The forward-looking statements contained in this Dissident Circular are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this Dissident Circular are made as of the date of this Dissident Circular and the Concerned Shareholder undertakes no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise, expect as required by law.

PARTICULARS OF MATTERS TO BE ACTED UPON

Appointment of Auditor

Manning Elliott LLP, Chartered Professional Accountants, is proposed to be re-appointed as auditor of the Company until the close of its next annual meeting of Shareholders and the authorization of the Board to fix the remuneration of the auditor.

Manning Elliott LLP resigned on June 28, 2025. Seven months later, no successor firm has been named. CANEX believes re-appointing Manning Elliott would provide the benefit of continuity.

The Concerned Shareholder recommends voting FOR the appointment of Manning Elliott LLP, Chartered Professional Accountants, as auditors of the Company.

Fixing the Number of Directors

The Concerned Shareholder recommends voting FOR fixing the number of directors to be elected at the Meeting at five (5).

Election of Directors

The Concerned Shareholder proposes to nominate the following individuals, as set out in the table below, for election by the Shareholders as directors of the Company. Each of these nominees, if elected, will hold office until the next annual general meeting of Shareholders, or until their successors are duly elected or appointed in accordance with the Company’s Articles or until such director’s earlier death, resignation or removal. Information concerning the Concerned Shareholder Nominees, as furnished by the individual nominees, is set out in the below table.

Name, Place of Residence, Position(s) with the Company or Other Information	Principal Occupation, Business or Employment for Last Five Years(1)	Director Since	Number of Shares Owned(1)
John Robins Age 59, British Columbia, Canada Concerned Shareholder Nominee

Co-Founder and Principal of Discovery Group, an alliance of mineral exploration and development companies, including Aquitaine Metals Corp., CopperEx Resources Corp., Defense Metals Corp., K2 Gold Corporation, Kodiak Copper Corp., Prospector Metals Corp. and ValOre Metals Corp. (“Discovery Group”).

Chairman, K2 Gold Corporation.

Chairman and Director of Aquitaine Metals Corp. and Island Passage Exploration Ltd.

Strategic Advisor, Defense Metals Corporation, Kodiak Copper Corp., ValOre Metals Corp., CopperEx Resources Corp., Prospector Metals Corp., Banyan Gold Corp. and Onyx Gold Corp.

		N/A	Nil
James Paterson Age 52, South Carolina, United States Concerned Shareholder Nominee

Chairman of Valore Metals Corp. Chairman of Targa Exploration Corp.

Director, K2 Gold Corporation.

Co-Founder and Principal of Discovery Group.

Strategic Advisor, Kodiak Copper Corp. and Prospector Metals Corp.

		N/A	Nil
Shane Ebert Age 58, British Columbia, Canada Concerned Shareholder Nominee	President and Director, CANEX. President, VP Exploration and Director, Surge Copper Corp. Director of Jade Leader Corp. President and Geologist of Vector Resources Inc. Director of Jade Leader Corp.	N/A	Nil
Mark Ernst Age 57, Ontario, Canada Concerned Shareholder Nominee	Managing Director, Origin Merchant Partners.	N/A	Nil
Jordan Ross Age 40, Ontario, Canada Concerned Shareholder Nominee	Chief Operating Officer, Voxtur Analytics Corp. (formerly iLOOKABOUT) until January, 2026	N/A	Nil

Note:

1.	Information has been furnished by the respective Concerned Shareholder Nominee individually, and includes Shares beneficially owned.

The Concerned Shareholder does not contemplate that any of the Concerned Shareholder Nominees will be unable to serve as directors. To the knowledge of the Concerned Shareholder, all of the Concerned Shareholder Nominees, aside from Dr. Shane Ebert, are “independent” within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”) and none of the circumstances that would, under section 124 of the Business Corporations Act (British Columbia), disqualify any of the Concerned Shareholder Nominees from acting as a director of the Company are applicable.

Dr. Ebert is not “independent” within the meaning of NI 52-110 as he is the President, Chief Executive Officer and a director of CANEX, which is the controlling shareholder of Gold Basin.

The Concerned Shareholder recommends voting FOR the election of each of the Concerned Shareholder Nominees as directors of the Company as a director of the Company.

Cease Trade Orders

To the best of the Concerned Shareholder’s knowledge, except as specified below, no Concerned Shareholder Nominee, within 10 years before the date of this Dissident Circular, has been a director, chief executive officer or chief financial officer of any company that:

(a)	was subject to: (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (collectively, an “Order”) that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Jordan Ross was a director of Voxtur Analytics Corp. (TSXV: VXTR) (“Voxtur”) when it was subject to a cease trade order issued by the Ontario Securities Commission on September 5, 2025, for failure to file financial statements and management’s discussion and analysis for the period ended June 30, 2025, within the prescribed time period. The above information was provided by individual Concerned Shareholder Nominee.

Bankruptcies

To the best of the Concerned Shareholder’s knowledge, except as specified below, no Concerned Shareholder Nominee, within 10 years before the date of this Dissident Circular, has been a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of the proposed director ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Jordan Ross was an officer of Voxtur when it applied for creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on November 10, 2025. On January 28, 2026, the Ontario Superior Court of Justice (Commercial List) issued an approval and reverse vesting order, and an ancillary order, which in effect terminated the CCAA proceedings and discharged the previously appointed monitor. Effective January 2026, Jordan Ross is no longer an officer of Voxtur.

Personal Bankruptcies

To the best of the Concerned Shareholder’s knowledge, no Concerned Shareholder Nominee has, within 10 years before the date of this Dissident Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such proposed director.

Penalties and Sanctions

To the best of the Concerned Shareholder’s knowledge, no Concerned Shareholder Nominee has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Interests Of Certain Persons In Matters To Be Acted Upon

None of the Concerned Shareholder Nominees, the Concerned Shareholder nor, each of their respective associates or affiliates, are aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

For purposes of the Meeting, the Concerned Shareholder established February 23, 2026 as the Record Date for determining Shareholders entitled to be given Notice and to vote at the Meeting. To the knowledge of the Concerned Shareholder, based on information made available to it: (i) the authorized capital of the Company consists of an unlimited number of common shares, of which, as at the Record Date, there were 135,130,486 common shares issued and outstanding (according to the latest information available on the website of the TSXV); and (ii) each common share carries one vote per share.

To the knowledge of the Concerned Shareholder, based on publicly available information, as at the Record Date, no person had ownership or control over more than 10% of the outstanding common shares of the Company, other than the Concerned Shareholder, which owns or controls 73,033,322 common shares, which as per most recent early warning report, represents 54.05% of the issued common shares of the Company, as per the most recently filed early warning report.

Interests of informed persons in materal transactions of gold basin

None of the Concerned Shareholder, the Concerned Shareholder Nominees, nor each of their respective associates or affiliates, had or has had any material interest, direct or indirect, in any transaction since the beginning of Gold Basin’s most recently completed financial year or in any proposed transaction that has materially affected or would materially affect Gold Basin or any of its subsidiaries.

Additional Information

Additional information relating to the Company is not reasonably within the Concerned Shareholder’s power to obtain since such information was only available to the management of the Company, including information regarding the compensation of executive officers and directors of the Company (as prescribed by Form 51-102F6 - Statement of Executive Compensation), the indebtedness of the Company’s executive officers and directors or their respective associates, management contracts that may be in place with the Company, securities authorized for issuance under the Company’s compensation plans and interests of informed persons in material transactions.

The Company has not filed continuous disclosure documents publicly since December 2, 2024, including its annual audited financial statements and annual management’s discussion and analysis for the year ended December 31, 2024, its certifications of annual filings for the year ended December 31, 2024, its unaudited interim financial statements and interim management’s discussion and analysis for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025, its certifications of interim filings for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and its notice, information circular and proxy materials for its 2025 annual general meeting. Accordingly, information in the Company’s publicly filed documents may be out of date, inaccurate or incomplete and may not be reflective of the current condition, including financial condition, of the Company.

Although the Concerned Shareholder has no knowledge that would indicate that any statements contained herein taken from or based upon such documents, records and sources is untrue or incomplete, the Concerned Shareholder does not assume any responsibility for the accuracy or completeness of such information or for any failure by the Company or any other person to disclose material information which may affect the significance or accuracy of such information. Information concerning the Company is available for review on SEDAR+ profile at www.sedarplus.ca.

Information CONCERNING CANEX

CANEX was originally incorporated under the laws of the Province of Quebec, Canada on March 15, 1971, and was continued under the Business Corporations Act (Alberta), Canada on July 14, 2011. On April 3, 2017, CANEX amended its articles to change its name from “Northern Abitibi Mining Corp.” to “CANEX Metals Inc.”.

CANEX’s 100% owned subsidiary, Canexco, was incorporated on June 5, 2019, in Arizona, United States, to conduct CANEX’s exploration and development business in the United States.

CANEX’s head and registered office is located at Suite 1620, 734 – 7th Avenue SW, Calgary, Alberta T2P 3P8, Canada.

The common shares of CANEX trade on the TSX Venture Exchange under the symbol “CANX” and are quoted on the OTC Market under the symbol “NOMNF”.

CANEX is a junior mineral exploration company focused on advancing the 100% owned Gold Range Project in Mojave County, Arizona (the “Gold Range Project”) and the Louise Copper-Gold Porphyry Project in British Columbia (the “Louise Project”). Since inception, the efforts of CANEX have been devoted to the acquisition, exploration, and development of mineral properties.

CANEX’s principal asset is the 100% owned Gold Range Project, located in northern Arizona, in Mojave County. The project has yielded several near-surface, bulk-tonnage gold discoveries across a four kilometre gold-mineralized trend. The Gold Range Project represents an early-stage gold exploration opportunity with the potential for resource expansion through further drilling and exploration. In addition to the Gold Range Project, CANEX is advancing the Louise Project in British Columbia which contains a large historic copper-gold resource. The Louise Project has seen limited deep or lateral exploration, providing near-term, low-cost discovery potential for copper and gold mineralization. CANEX has recently completed a large scale and deep looking induced polarization geophysical survey at the Louise Project. The survey has identified two new high priority chargeability targets that have never been identified nor drill tested previously. One, the West Louise Target, is located two kilometres west of the historic Louise deposit and contains similar chargeability and resistivity values as known mineralization. The second, the Louise Deep Target, is a high chargeability zone located immediately north and below the historic Louise deposit. This target has potential to host the main body or roots of the faulted Louise system and identifying this target was a key objective of the survey.

CANEX is led by an experienced management team with a track record of multiple porphyry and bulk- tonnage discoveries across North America. CANEX is supported by a significant shareholder, Altius Minerals Corporation (TSX: ALS), which has invested in CANEX as a strategic sponsor.

Additional information regarding CANEX is contained in the CANEX Bid Circular. CANEX’s filings with the applicable Securities Regulatory Authorities in Canada may be obtained through SEDAR+ at www.sedarplus.com.

Approval

Information contained in this Dissident Circular, unless otherwise indicated, is given as of the date hereof. The contents and the filing of this Dissident Circular have been approved by the Concerned Shareholder.

QUESTIONS MAY BE DIRECTED TO THE
PROXY SOLICITATION AGENT

North America Toll Free: 1-877-452-7184

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Email: assistance@laurelhill.com